Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW 101 Constitution Avenue, NW Suite 900 Washington, DC 20001 T: 202.689.2800 F: 202.689.2860 nelsonmullins.com

May 6, 2021

Bowman Consulting Group Ltd.

12355 Sunrise Valley, Drive, Suite 520

Reston, Virginia 20191

Re:	Registration Statement on Form S-1MEF (File No. 333-255076)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (the “Registration Statement”) of Bowman Consulting Group Ltd., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to an aggregate of 4,243,500 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, (the “Common Stock) including 553,500 Shares issuable upon exercise of an over-allotment option granted by the Company (the “Common Stock). The Registration Statement incorporates by reference the Registration Statement on Form S-1, as amended (File No. 333-255076) (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement.

In arriving at the opinions expressed below, we have examined the Prior Registration Statement, originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen common stock certificates, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. Our opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. The opinions expressed herein are based upon the law of the State of New York and the General Corporation Law of the State of Delaware in effect on the date hereof and as of the effective date of the Registration Statement. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within

CALIFORNIA | COLORADO | DISTRICT OF COLUMBIA | FLORIDA | GEORGIA | MARYLAND | MASSACHUSETTS | NEW YORK

NORTH CAROLINA | SOUTH CAROLINA | TENNESSEE | WEST VIRGINIA

Bowman Consulting Group Ltd.

May 6, 2021

the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP